         Exhibit 99.1

CAT FINANCIAL ANNOUNCES 2005 YEAR-END RESULTS

  Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $2.35 billion for 2005, an increase of $430 million or 22 percent compared with 2004. Profit after tax was a record $364 million, a $77 million or 27 percent increase over 2004.

Of the increase in revenues, $258 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets), $156 million from the impact of higher interest rates on new and existing finance receivables, and $16 million from associated fees and various other revenue items

On a pre-tax basis, profit was up $113 million or 27 percent compared with 2004, principally due to an increase of $129 million in margin (wholesale, retail finance, operating lease, and associated fee revenues less interest expense and depreciation on assets leased to others) primarily from a $3,431 million increase in average earning assets over 2004. In addition, there was an increase of $10 million from various other revenue items and $13 million from a decrease in the provision for credit losses due to improved portfolio health. These increases were partially offset by $33 million in higher operating expenses primarily related to the growth in earning assets.

New retail financing was a record $11.66 billion, an increase of $1,712 million or 17 percent from 2004. The increase was the result of increased financing in all segments.

Past dues over 30 days at the end of 2005 were 1.42 percent compared to 1.55 percent at the end of 2004. Write-offs, net of recoveries, were $45 million during 2005 compared with $72 million for 2004.

Caterpillar Vice President and Cat Financial President Kent M. Adams said, "2005 was a record year for Cat Financial. New Business increased to record levels due to strong growth in Cat equipment sales; portfolio quality improved significantly as past dues fell to very low levels; and profit rose to a record amount despite a rising interest rate environment. These results would not have been possible without our employees' commitment to provide outstanding service to our customers."

For 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2005 VS. FOURTH QUARTER 2004
(ENDING DECEMBER 31)

(Millions of dollars)
	2005	2004	CHANGE
Revenues	$628	$524	20%
Net Profit	$104	$70	49%
New Retail Financing	$3,201	$2,999	7%
Total Assets	$25,899	$23,572	10%

FULL YEAR 2005 VS. FULL YEAR 2004
(ENDING DECEMBER 31)

(Millions of dollars)
	2005	2004	CHANGE
Revenues	$2,354	$1,924	22%
Net Profit	$364	$287	27%
New Retail Financing	$11,660	$9,948	17%

Caterpillar contact:
Rusty L. Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@CAT.com